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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 707 17th STREET, SUITE 3600 DENVER, COLORADO 80202	CONTACT: PATRICK J. REDMOND DIRECTOR—INVESTOR RELATIONS 303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES 2006 ESTIMATED PROVED RESERVES AND PRODUCTION
WITH ROBUST RESERVE REPLACEMENT AND ATTRACTIVE F&D COSTS AND
SCHEDULES YEAR END EARNINGS RELEASE AND TELECONFERENCE

  Forest's reserve replacement ratio was 372% from all capital activities, with finding, development and acquisition costs of $2.15 per Mcfe

  Forest's organic reserve replacement ratio was 258%, with finding and development costs of $2.09 per Mcfe

  Forest's full year estimated 2006 average net sales volumes is anticipated to increase 14% to 310 MMcfe/d

  Forest updates hedging portfolio; adds 40 Bbtu/d for the last three quarters of 2007 related to the proposed acquisition of The Houston Exploration Company

        DENVER, COLORADO—February 5, 2007—Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its estimated proved oil and gas reserves and production results for the fourth quarter and year ended December 31, 2006. The Company reported the following highlights:

  •
  Forest's estimated proved reserves increased 25% in 2006 (as compared to Remainco) to 1,455 Bcfe at December 31, 2006

  •
  Forest replaced 372% of 2006 Remainco net sales volumes and 134% of the reserves distributed in the spin-off of the Company's Gulf of Mexico operations. The Company now has estimated proved reserves comparable to December 31, 2005 but with a focus on repeatable drilling programs in onshore North American resource plays.

  •
  Estimated proved reserves pro forma for the recently announced proposed acquisition of The Houston Exploration Company (Houston Ex) increase to over 2.1 Tcfe as of December 31, 2006

  •
  Forest's estimated net sales volumes are anticipated to be 317 MMcfe/d in the fourth quarter of 2006, an increase of 12% compared to Remainco's 283 MMcfe/d in the fourth quarter of 2005

        H. Craig Clark, President and CEO, stated, "The results from the implementation of the 4-point strategy which we began over three years ago are clearly evident in the operating results for the fourth quarter and full year 2006. Our focus on costs and efficient exploitation efforts on growth assets have enabled us to achieve these very favorable results in a difficult cost year for the industry. Our disciplined and balanced investment approach allowed us to increase reserves 25% during the year and increase production 14%. We have essentially replaced the Gulf of Mexico with our 2006 activity alone.

        During the fourth quarter, like other Texas operators, Forest was exposed to severe and inclement weather in Texas which negatively impacted production. However, we were still able to meet our increased production guidance for the quarter and the year. In addition, with the rest of the industry, we booked our 2006 proved reserves using year end natural gas prices that are substantially lower than those used at year end 2005 which negatively affected proved reserve volumes. Despite these challenges Forest had an excellent quarter and year in growing both production and reserves at very attractive costs.

        We intend to fully implement the same successful 4-point strategy on the assets acquired in the proposed acquisition of Houston Ex. Our continued focus on costs and our disciplined investment approach has made Forest very successful in achieving superior results within the framework of a low risk investment and business model."

ESTIMATED PROVED RESERVES, PRODUCTION, AND CAPITAL EXPENDITURES

        Forest reported year end estimated proved reserves of approximately 1,455 Bcfe, all of which are located in North America. The estimated proved reserves, which are 71% proved developed, consist of approximately 53% natural gas and 47% liquids. The pre-tax present value of estimated proved reserves at year end, based on constant prices and costs and discounted at 10% totaled $3.3 billion. The valuation was based on gas prices of $5.64 per MMbtu and oil prices of $61.05 a barrel NYMEX, compared to gas prices of $10.08 per MMbtu and oil prices of $61.04 a barrel one year earlier. Forest's estimated proved reserves were audited by an independent third party engineering firm.

        Forest Remainco's estimated average net sales volumes for the quarter and year ended December 31, 2006 are anticipated to be 317 MMcfe/d and 310 MMcfe/d, respectively. Forest Remainco's unaudited exploration and development capital expenditures for the year ended December 31, 2006 were $589 million. Total unaudited exploration, development and acquisition capital expenditures for the year ended December 31, 2006 were $904 million. The following table reflects the 2006 activity related to Forest Remainco's estimated proved reserve amounts, and includes calculations of finding and development costs and reserve replacement ratios utilizing these estimated net sales volumes and unaudited capital expenditure amounts:

Estimated Proved Reserves (Bcfe)
December 31, 2005	1,161
Purchases of properties	138
Discoveries and extensions	182
Revisions	100

Reserve additions	420
Net sales volumes	(113)
Sales of properties	(13)

Reserve subtractions	(126)

December 31, 2006	1,455

2006 All-Sources Reserve Replacement Ratio	372%
2006 Finding, Development and Acquisition Costs (per Mcfe)	$2.15
2006 Organic Reserve Replacement Ratio	258%
2006 Finding and Development Costs (per Mcfe)	$2.09
2006 Reserve Life (Years)	12.9

DERIVATIVES

        Forest currently has derivatives in place for 2007 through 2010 covering the aggregate average daily volumes and weighted average prices shown below. Forest recently increased its volume of natural gas hedged by 40 Bbtu/d for the last 9 months of 2007 related to the proposed acquisition of Houston Ex with swaps averaging approximately $7.77 per MMBtu. The following is a summary of derivatives Forest has in place as of February 4, 2007:

	1Q 2007	Remainder 2007		2008	2009	2010
Natural gas swaps:
Contract volumes (Bbtu/d)	20.0	60.0	(1)
Weighted average price (per MMBtu)	$8.10	7.88
Natural gas collars:
Contract volumes (Bbtu/d)	35.0	35.0
Weighted average ceiling price (per MMBtu)	$11.70	11.70
Weighted average floor price (per MMBtu)	$8.76	8.76
Oil swaps:
Contract volumes (MBbls/d)	7.0	7.0		6.5	4.5	1.5
Weighted average price (per Bbl)	$70.03	70.03		69.72	69.01	72.95
Oil collars:
Contract volumes (MBbls/d)	4.0	4.0
Weighted average ceiling price (per Bbl)	$87.18	87.18
Weighted average floor price (per Bbl)	$65.81	65.81

(1)
40.0 of the 60.0 Bbtu/d of natural gas swaps are associated with Forest's proposed acquisition of The Houston Exploration Company.

EXPLANATION OF RESERVE REPLACEMENT RATIO AND FD&A COSTS

        The following discussion relates to Forest's estimated proved reserves in 2006 pro forma adjusted for the spin-off ("Spin-off") of its Gulf of Mexico operations and subsequent merger of those operations with a subsidiary of Mariner Energy, Inc. on March 2, 2006. We refer to the portion of Forest not included in the Spin-off as "Remainco" and the Spin-off properties as "Spinco". When we refer to "Total Company" or "Forest", we mean Remainco or, for the time prior to the Spin-off, Remainco and Spinco added together.

        Forest Remainco's all-sources reserve replacement ratio of 372% was calculated by dividing the sum of total additions, 420 Bcfe, by estimated 2006 net sales volumes of 113 Bcfe.

        Forest Remainco's FD&A costs of $2.15 per Mcfe were calculated by dividing the sum of total unaudited exploration, development and acquisition costs, $904 million, by the sum of total additions to estimated proved oil and gas reserves during 2006 of 420 Bcfe.

        Forest Remainco's organic reserve replacement ratio of 258% was calculated by dividing the sum of total additions to estimated proved oil and gas reserves during 2006, excluding purchases of properties, 282 Bcfe, by estimated 2006 net sales volumes of 109.5 Bcfe, which excludes the 13 MMcfe/d of net sales volume attributable to the Cotton Valley acquisition that closed on March 31, 2006.

        Forest Remainco's organic F&D costs of $2.09 per Mcfe were calculated by dividing the sum of total unaudited exploration and development costs, $589 million, by the sum of total additions to estimated proved oil and gas reserves during 2006, excluding purchases of properties, of 282 Bcfe.

FOURTH QUARTER AND YEAR END 2006 EARNINGS RELEASE DATE AND TELECONFERENCE

        Forest has scheduled its fourth quarter and year end earnings release to be issued after the close of trading on the New York Stock Exchange on Monday, February 26, 2007.

        A conference call is scheduled for Tuesday, February 27, 2007, at 12:00 pm MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 8385215). A Q&A period will follow.

        A replay will be available from Tuesday, February 27 through March 6, 2007. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 8385215.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on the current belief of management of Forest, as applicable, based on currently available information, as to the outcome and timing of future events. Forest cautions that their respective future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause actual results and plans of Forest to differ materially from those in the forward-looking statements.

        Forest and Houston Ex will file materials relating to the proposed transaction with the SEC, including one or more registration statement(s) that contain a joint proxy statement / prospectus. Investors and security holders of Forest and Houston Ex are urged to read the definitive joint proxy statement / prospectus (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Forest, Houston Ex and the acquisition. A definitive joint proxy statement / prospectus will be sent to security holders of Forest and Houston Ex seeking their approval of the acquisition. Investors and security holders may obtain these documents free of charge at the SEC's website at www.sec.gov.

        In addition, the documents filed with the SEC by Forest may be obtained free of charge from Forest's website at www.forestoil.com or by calling Forest's investor relations department at 303.812.1400. The documents filed with the SEC by Houston Ex may be obtained free of charge from Houston Ex's website at www.houstonexploration.com or by calling Houston Ex's investor relations department at 713.830.6800. Investors and security holders are urged to read the joint proxy statement / prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

        Forest, Houston Ex and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation will be set forth in the joint proxy statement / prospectus when it becomes available.

February 5, 2007

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FOREST OIL ANNOUNCES 2006 ESTIMATED PROVED RESERVES AND PRODUCTION WITH ROBUST RESERVE REPLACEMENT AND ATTRACTIVE F&D COSTS AND SCHEDULES YEAR END EARNINGS RELEASE AND TELECONFERENCE